Exhibit 99.4

VIASYSTEMS, INC.

OFFER TO EXCHANGE ALL OUTSTANDING

10.50% SENIOR SUBORDINATED NOTES DUE 2011
FOR ITS NEWLY ISSUED
10.50% SENIOR SUBORDINATED NOTES DUE 2011
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON            , UNLESS EXTENDED (THE “EXPIRATION DATE”).

To Our Clients:

      Enclosed for your consideration is a prospectus dated           , 2004 (as the same may be amended or supplemented from time to time, the “Prospectus”) and the accompanying Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by Viasystems, Inc. to exchange an aggregate principal amount of up to $200,000,000 of its 10.50% Senior Subordinated Notes due 2011 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding 10.50% Senior Subordinated Notes due 2011 (the “Outstanding Notes”). Both the Exchange Notes and the Outstanding Notes are guaranteed on an unsecured, subordinated basis by Viasystems Technologies Corp., L.L.C., Viasystems International, Inc., Viasystems Milwaukee, Inc., Wire Harness Industries, Inc. and Wirekraft Industries, LLC. As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act and therefore (1) will not be subject to certain restrictions on their transfer, (2) will not be entitled to registration rights and (3) will not contain provisions providing for an increase in the interest rate thereon under the circumstances set forth in the Registration Rights Agreement described in the Prospectus. Outstanding Notes may be tendered in a principal amount of $1,000 and integral multiples of $1,000.

      We are forwarding the enclosed material to you as the beneficial owner of Outstanding Notes held by us for your account or benefit but not registered in your name. Only we may tender Outstanding Notes in the Exchange Offer as the registered holder, if you so instruct us. Therefore, Viasystems, Inc. urges beneficial owners of Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange Outstanding Notes in the Exchange Offer.

      Accordingly, we request instructions as to whether you wish us to exchange any or all Outstanding Notes held by us for your account or benefit pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Outstanding Notes.

      You should forward instructions to us as promptly as possible in order to permit us to exchange Outstanding Notes on your behalf before the Exchange Offer expires at 5:00 P.M., New York City time, on           , unless extended. A tender of Outstanding Notes may be withdrawn at any time prior to the Expiration Date, which means 5:00 P.M., New York City time, on           or the latest time to which the Exchange Offer is extended.

      We call your attention to the following:

      1. The Exchange Offer is for the exchange of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Outstanding Notes. $200,000,000 aggregate principal amount of the Outstanding Notes was outstanding as of the date of the Prospectus.

      2. The Exchange Offer is subject to the conditions described in the section entitled “The Exchange Offer — Conditions” of the Prospectus.

      3. Viasystems, Inc. has agreed to pay certain of the expenses of the Exchange Offer, and will pay any transfer taxes incident to the transfer of Outstanding Notes from the tendering holder to Viasystems, Inc., except as provided in the Prospectus and the Letter of Transmittal. See “The Exchange Offer — Fees and Expenses” in the Prospectus and instruction 6 of the Letter of Transmittal.

      Viasystems, Inc. is not making the Exchange Offer to, nor will it accept tenders from or on behalf of, holders of Outstanding Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance of tenders would not be in compliance with the laws of that jurisdiction.

      If you wish us to tender any or all of your Outstanding Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Outstanding Notes held by us and registered in our name for your account or benefit.

2

INSTRUCTIONS

      The undersigned acknowledge(s) receipt of your letter and the material enclosed with and referred to in your letter relating to the Exchange Offer of Viasystems, Inc.

      This will instruct you to tender for exchange the aggregate principal amount of Outstanding Notes indicated below — or, if no aggregate principal amount is indicated below, all Outstanding Notes — held by you for the account or benefit of the undersigned, pursuant to the terms and conditions set forth in the Prospectus and the Letter of Transmittal.

Aggregate principal amount of Outstanding Notes to be tendered for exchange:*

$

*I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of Outstanding Notes in the space above, all Outstanding Notes held by you for my (our) account will be tendered for exchange.

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Date